Exhibit 5.1

[LETTERHEAD OF HOGAN LOVELLS US LLP]

January 13, 2015

Brixmor Property Group Inc.

Brixmor Operating Partnership LP

420 Lexington Avenue

New York, New York 10170

Ladies and Gentlemen:

We are acting as counsel to Brixmor Property Group Inc., a Maryland corporation (the “Company”), and Brixmor Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of one or more series of the following securities (collectively, the “Securities”): (i) shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), (ii) shares of preferred stock of the Company, $0.01 par value per share (the “Preferred Stock”), (iii) Preferred Stock represented by depositary receipts (the “Depositary Shares”), (iv) purchase contracts (the “Purchase Contracts”) relating to one or more of the Securities, which Purchase Contracts may be issued separately or as part of units consisting of a Purchase Contract and one or more other Securities or a security of an unaffiliated entity, (v) units (the “Units”) comprised of two or more of any of the Securities, (vi) warrants to purchase Common Stock (the “Common Stock Warrant”), Preferred Stock (the “Preferred Stock Warrant”) or Depository Shares (collectively, the “Warrants”), and (vii) debt securities of the Operating Partnership (the “Debt Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. The Securities may be issued in an unspecified number (with respect to Common Stock, Preferred Stock, Depository Shares, Purchase Contracts, Units and Warrants) or in an unspecified principal amount (with respect to Debt Securities). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company or the Operating Partnership to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the

Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Maryland General Corporation Law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (iv) the Company will remain a Maryland corporation; and (v) the Securities will not be issued in violation of the ownership limit contained in the Company’s charter.

This opinion letter is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law following, as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Preferred Stock (including any Preferred Stock represented by Depositary Shares or that are duly issued upon the exercise of Preferred Stock Warrants and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(b) The Common Stock (including any Common Stock duly issued upon the exchange or conversion of Debt Securities or Preferred Stock that are exchangeable for or convertible into Common Stock or upon the exercise of Common Stock Warrants and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

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